UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 27, 2008

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2100 East Grand Avenue	90245
El Segundo, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (310) 615-0311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The information contained in this Current Report, including the exhibits included herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act, of 1934, as amended.  The furnishing of the information in this Current Report, including the exhibits included herewith, is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Offering of Senior Notes

On February 27, 2008, Computer Sciences Corporation (the "Company") issued a press release announcing that it intends to issue senior notes in a private offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Included within the offering memorandum for the senior notes is a table depicting the Company's ratio of earnings to fixed charges for certain periods.  A copy of that table is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Also included in the offering memorandum for the senior notes is a section entitled "Recent Developments."  This section, which is reproduced in its entirety below, is consistent with the disclosures in notes 16 and 20 to the Company's consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 28, 2007, which was filed with the Securities and Exchange Commission on February 6, 2008.

“Recent Developments

During the fourth quarter of this year, through February 22, 2008, we completed $432 million of common stock repurchases and acquired all outstanding shares of First Consulting Group in an all cash transaction for $13.00 per share, or approximately $365 million. These transactions were funded with available cash and increases in short term debt. From December 28, 2007 through February 22, 2008, our short term bank debt increased by $140 million and our short term commercial paper debt increased by $548 million."

Item 9.01.                                Financial Statements and Exhibits

99.1  Press Release of Computer Sciences Corporation issued on February 27, 2008

99.2      Ratio of Earnings to Fixed Charges of Computer Sciences Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: February 27, 2008	By /s/ Thomas R. Irvin
Thomas R. Irvin
Vice President and Treasurer

EXHIBIT INDEX

Exhibit

99.1 Press Release of Computer Sciences Corporation issued on February 27, 2008
99.2 Ratio of Earnings to Fixed Charges of Computer Sciences Corporation